Exhibit 4.14

USDA CASE#10-087-177336336

NOTE AND LOAN MODIFICATION AGREEMENT

THIS NOTE AND LOAN MODIFICATION AGREEMENT ("Modification") is effective as of the 1st day of May, 2020 ("Effective Date"), and made and entered into this 3rd day of June, 2020, byand between ERIN PROPERTY HOLDINGS, LLC, a Georgia limited liability company ("Borrower"), ERIN NURSING, LLC, a Georgia limited liability company, and REGIONAL HEALTH PROPERTIES, INC., a Georgia corporation, SUCCESSOR BY MERGER TO ADCARE HEALTH SYSTEMS, INC. (collectively, "Guarantors" and individually a "Guarantor") (together with Borrower, collectively as the "Obligors" and individually an "Obligor") and CADENCE BANK, N.A. SUCCESSOR BY MERGER TO STATE BANK AND TRUST COMPANY SUCCESSOR BY MERGER TO BANK OF ATLANTA ("Lender").

WITNESSETH:

WHEREAS, Borrower did execute and deliver to Lender a Term Note dated July 27, 2011 ("Note") evidencing a loan in the initial principal sum of FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00) (hereinafter referred to as "Loan Amount"); and

WHEREAS, in order to induce Lender to loan Borrower the Loan Amount under the Note, on July 27, 2011, each of the Guarantors executed and delivered to Lender an Unconditional Guarantee Business and Industry Guaranteed Loan Program dated July 27, 2011, and a Guaranty dated July 27, 2011 (collectively, "Guarantees") unconditionally guaranteeing the Borrower's obligations owed under the Note; and

WHEREAS, on September 29, 2017, AdCare Health Systems, Inc. ("AdCare") merged (the "Merger") with and into Regional Health Properties, Inc., ("Regional Health") a Georgia corporation, with Regional Health continuing as the surviving corporation in the Merger;

WHEREAS, as part of the Merger, Regional Health succeeded to the assets and continued the business and assumed the obligations of AdCare, including, but not limited to, all of AdCare's liabilities under its respective Guarantees and the Note; and

WHEREAS, Borrower and Guarantors executed and delivered to Lender a Term Loan Agreement, Deed to Secure Debt and Security Agreement, and other documents executed in connection with, evidencing and securing the Note (collectively with the Guarantees, "Loan Documents"); and

WHEREAS, the parties desire to amend the Note and defer the principal and interest payments for a period of six (6) months.

Exhibit 4.14

NOW, THEREFORE, for and in consideration of TEN AND NO/100 ($10.00) DOLLARS, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender hereby agree as follows:

1.Subject to the fulfillment of the conditions precedent to the effectiveness of this Modification which are set forth below, as of Effective Date, the Note is hereby amended to reflect that beginning May 1, 2020 and continuing through October 1, 2020 ("Deferment Period"), the principal and interest payments are hereby deferred. Borrower will not be required to make payments during the Deferment Period. Although no payments are payable during the Deferment Period, interest shall continue to accrue on the outstanding principal balance of the Note during the Deferment Period in accordance with the terms of the Note. The payments deferred or reduced during the Deferment Period remain the obligation of the Borrower and shall be amortized over the remaining term of the Note.

2.Beginning with the payment due on November 1, 2020 ("First Payment Date"), and continuing on the same day of every month thereafter through and including July 27, 2036 (the "Maturity Date"), Borrower shall re-commence consecutive monthly payments of principal, interest, and other amounts owed under the Note, with such monthly payment amount to be calculated based on the interest rate in effect as of the First Payment Date so as to fully amortize the outstanding principal balance under the Note over the remaining term of the Note, without any change to the Maturity Date thereof. The foregoing payment amount shall also be subject to further adjustments in accordance with the terms of the Note, including, but not limited to, any adjustment to the interest rate and maintenance of amortization period. The entire outstanding principal balance of the indebtedness evidenced by the Note, together with all accrued but unpaid interest accrued thereon, and all other sums due to Lender under the Note shall be due and payable on the Maturity Date.

3.Guarantors hereby expressly acknowledge and affirm such Guarantors' joint and several liability under their respective Guarantees and further acknowledge and affirm that the Guarantees shall continue to apply to the full amount of the Loan and Note, as amended hereby. Consent by Lender to this Modification does not waive Lender's right to require strict performance of the Note as changed above nor obligate Lender to make any future modifications. Nothing in this Modification shall constitute a satisfaction of the Note or other credit agreement securing the Note or any Loan Document. It is the intention of Lender to retain as liable all parties to the Loan Documents and all parties, makers, and endorsers to the Note, including accommodation parties, unless a party is expressly released by Lender in writing. Any maker or endorser, including accommodation makers, shall not be released by virtue of this Modification.

4.Unless otherwise expressly modified above, nothing herein shall be deemed to change the Maturity Date under the Note as in effect as of the Effective Date. Borrower confirms and agrees that all Loan Documents and any representations, warranties and conditions contained in said Loan Documents continue to be true and correct, and Borrower hereby ratifies such Loan Documents, and restates that all such Loan Documents shall continue to secure, evidence, and apply to the Note as modified by this Modification.

5.Except as expressly set forth herein, all other terms and conditions of the Loan Documents shall remain in full force and effect, and remain legally valid, binding, and enforceable in accordance with their respective terms. In no event shall this Modification, or any provision hereof, in any way be held to invalidate or impair any right or remedy granted Lender under the terms of the Note or any Loan Documents.

6.This Modification shall not constitute a novation of the Note, any security instrument, or any other Loan Document. This Modification shall not constitute a waiver by Lender of any default or event of default under the Note or any Loan Document and Lender reserves all of Lender's rights and remedies under the Note and any Loan Document for any default or event of default which may now or hereafter exist.

7.Each of the Guarantors consents to the terms, execution, delivery, and performance of the within and foregoing Modification.

8.Obligors are indebted and obligated to Lender according to the terms, conditions, purpose and intent of the Note, the Guarantees, and the Loan Documents. Each Obligor represents and warrants by its execution and delivery hereof, that there is no default under the terms of the Note, the Guarantees, or other Loan Documents, and that each Obligor knows of no event that has occurred which, but for the passage of time or the giving of notice, would constitute an event of default under the terms of the Note, the Guarantees, or any other Loan Document. Each Obligor represents and warrants to Lender that each has no defenses or rights of set-off to payment of the indebtedness evidenced by the Note, the Guarantees, or any other Loan Document and each Obligor hereby waives, releases, and forever abandons any such defenses or rights of set-off existing as of the Effective Date.

9.Each person executing this Modification on behalf of each Obligor represents and warrants that each such person has the power and authority to bind such Obligor to the terms of this Modification.

10.Releases of Claims and Covenant Not to Sue.

(a)Each of the Obligors, on behalf of itself and its successors, assigns and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges the Lender and its successors and assigns, and its present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (the Lender and all such other Persons being hereinafter referred to collectively as the "Releasees," and individually as a "Releasee"), of and from any and all demands, actions, causes of action, suits, controversies, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set off, demands and liabilities whatsoever (individually, a "Claim" and collectively, "Claims") of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which such Obligor or any of its successors, assigns or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the date that this Modification is executed by all parties, in each case solely for or on account of or relating to the Note, any of the other Loan Documents or the transactions thereunder or related thereto.

(b)Each Obligor, on behalf of itself and its successors, assigns and other legal representatives, hereby absolutely, unconditionally and irrevocably covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by the Obligors pursuant to Section 10(a) above. If any Obligor or any of its successors, assigns or other legal representatives violates the foregoing covenant, such Obligor, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all reasonable attorneys' fees and costs incurred by any affected Releasee as a result of such violation.

(c)Each Obligor understands, acknowledges and agrees that the release of claims and covenant not to sue set forth in Sections 10(a) and qzi may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(d)Each Obligor agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release of claims and the covenant not to sue set forth in Sections 10(a) and (b).

11.This Modification shall be construed in accordance with the laws of the State of Georgia and shall be binding upon the parties hereto, their successors and assigns.

12.This Modification may be executed in one or more counterpart originals, which, taken together, shall constitute one and the same original document. Delivery of an executed counterpart of a signature page of this Modification by facsimile or in electronic (i.e., "pdf' or "tif') format shall effective as delivery of a manually executed counterpart of this Modification. The Note as amended from time to time and by this Modification and the Loan Documents embody the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior agreements, representations and understandings, if any, related to the subject matter hereof. Within this Modification, any gender will include all other genders, all as the meaning and context of this Modification requires.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands and affixed their seals as of the day and year first above written.

“BORROWER”

Erin Property Holdings, LLC, a Georgia Limited Liability Company

By:	/s/ Brent Morrison	(SEAL)
Name:	Brent Morrison
Title:	Manager

[SIGNATURES CONTINUED ON NEXT PAGE]

"GUARANTORS”

Erin Nursing, LLC, a Georgia Limited Liability Company

By:	/s/ Brent Morrison	(SEAL)
Name:	Brent Morrison
Title:	Manager

Regional Health Properties, Inc. successor by merger to AdCare Health Systems, Inc.,

By:	/s/ Brent Morrison	(SEAL)
Name:	Brent Morrison
Title:	CEO and President

"LENDER"

Cadence Bank, N.A. successor by merger to State Bank and Trust Company successor by merger to Bank of Atlanta

By:	/s/ Dennis E. O Shee	(SEAL)
Name:	Dennis E. O Shee
Title:	V.P

5